UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 31, 2006

Global Crossing Ltd

(Exact name of registrant as specified in its charter)

Bermuda	001-16201	980189783
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

WESSEX HOUSE, 45 REID STREET, HAMILTON, Bermuda	HM12
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 4412968600

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 31, 2006, Global Crossing Advanced Card Services, Inc., Global Crossing Bandwidth, Inc. and Global Crossing Telecommunications, Inc. (collectively, the “Borrowers”), all of which are subsidiaries of Global Crossing Limited (the “Registrant”), together with certain other subsidiaries of the Registrant (the “Guarantors”), entered into Amendment No. 3 and Waiver (“Amendment No. 3”) to the Loan And Security Agreement dated as of May 10, 2006 (the “Working Capital Facility”) among the Borrowers, the Guarantors, the financial institutions from time to time parties thereto as lenders, and Bank of America, N.A., a national banking association, as agent (“Agent”). Amendment No. 3 amends the Working Capital Facility: (1) to clarify a technical ambiguity in the definition of “Cash EBITDA” for purposes of the financial covenant contained in the Working Capital Facility and to waive compliance with such covenant for the nine-month period ended September 30, 2006; (2) to increase the flexibility of the Borrowers and the Guarantors to make immaterial sales and other dispositions of property; (3) to simplify compliance by the Borrowers and the Guarantors with the covenants regarding compliance with agreements with other telecommunications carriers and the furnishing of related notices to the Agent; and (4) to increase, to a limited extent, the Borrowers’ and Guarantors’ flexibility to incur purchase money indebtedness and intercompany indebtedness.

The foregoing summary of Amendment No. 3 does not purport to be complete and is subject to, and qualified in its entirety by, the full text of Amendment No. 3, which is attached as Exhibit 99.1 to this current report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

99.1	Amendment No. 3, dated as of August 31, 2006, to Loan and Security Agreement dated as of May 10, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Global Crossing Ltd

November 3, 2006	By:	Mitchell C. Sussis
Name: Mitchell C. Sussis
Title: Senior Vice President, Secretary & Deputy General Counsel